Exhibit 4.83
CONFIDENTIAL TREATMENT REQUESTED BY NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
FRANCHISE AGREEMENT
Contract No.: BJ080804-2
Beijing Ninetowns Network and Software Co., Ltd. (hereinafter referred to as “Party A”) and Guangzhou Ninetowns Wang Li Software Co., Ltd. (hereinafter referred to as “Party B”) have entered into this agreement with respect to the establishment of a strategic cooperative partnership relationship between the parties and the engagement of Party B as Party A’s franchisee:

Party A:	Beijing Ninetowns Network and Software Co., Ltd.

Address:	5th Floor, Building No.14, 7th Block, 188 South 4th Ring Road West, Fengtai District, Beijing
Zip code:	100070
Telephone:	010-58056688

Party B:	Guangzhou Ninetowns Wang Li Software Co., Ltd.

Address:	Room 203, 24-26 Keyun Road, Tianhe District, Guangzhou
Zip code:	510660
Telephone:	020-85535095
I. Franchised Products:
The “Ninetowns Network Quality Supervision Software v1.0” enterprise software that was developed independently by Party A and for which a software product certificate was granted, having various functions such as electronic certification of origin certificate and electronic inspection application; and services related to “Ninetowns Network Supervision Software v1.0”;
In order to enhance Party B’s reputation, and in consideration of the degree of acceptance of software sales companies by import/export enterprises in Party B’s franchised area, Party A hereby authorizes Party B to use the Ninetowns trade name in its company name, provided, however, that Party B shall not use such trade name to engage in business activities that are not related to the business as contemplated hereunder.

II. Franchised Area:
Foshan district, Zhongshan district, Shunde district, Huizhou district and Panyu district of Guangdong Province, the PRC.
III. Term of Franchise:
From August 1, 2008 to December 31, 2009.
IV. Recommended Distribution Price:
The standard price of the “Ninetowns Network Quality Supervision Software v1.0” enterprise software is RMB4,500 per set with one-year free services. The standard service fee of subsequent years commencing from the second year is RMB1,500 per year. Party B may charge a different price according to market competition.
The standard annual service fee of the IQS is RMB3,600 per year. Party B may charge a different price according to market competition.
V. Obligations of Both Parties:
Obligations of Party A:
1.	Party A undertakes that the products that it provides have been authorized by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC.
2.	In order to enhance Party B’s reputation, Party A hereby authorizes Party B to use the Ninetowns trade name in its company name, provided, however, that Party B shall not use such trade name to engage in business activities that are not related to the business as contemplated hereunder.
3.	Party A undertakes that during the term of this agreement, it will obtain Party B’s prior consent before developing other franchisees within the franchised area.
4.	Party A shall provide Party B with marketing and training materials in connection with the franchised products.
5.	Party A shall provide Party B with technical support services.
6.	Upgrade services.
Obligations of Party B:
1.	Party B is responsible for distribution of Party A’s products, after-sale services and technical support in the franchised area.
2.	Party B undertakes that it will comply with relevant state and industrial laws and regulations through its sales activities.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN OMITTED
3.	Party B undertakes that it will not be any third party’s franchisee for any other product that competes with Party A’s products in the franchised area during the term of this agreement.
4.	Party B undertakes that the products that it sells are the official versions of Party A’s products, and Party B undertakes that it will not engage in any form of counterfeit activities.
5.	Party B undertakes that it will provide users with after-sales service and technical support in accordance with Party A’s service standards and service contents.
6.	Party B undertakes that it will make payments to Party A within the prescribed time limit.
7.	Party B undertakes that the sales data delivered by Party B to Party A monthly, i.e. the settlement bill, will be true and accurate.
VI. Product Settlement Prices:
The settlement prices are as follows:
1.	The fixed sales price of Party A’s “Ninetowns Network Quality Supervision Software v1.0” enterprise software shall be ********** per set. Party A shall be entitled to receive ********** of the total revenue generated by Party B with respect to after-sale services for users of the “Ninetowns Network Quality Supervision Software v1.0” enterprise software.
2.	Party A shall be entitled to receive ********** of the total revenue generated by Party B with respect to the electronic supervision services (IQS) for such users.
VII. Settlement Schedule:
Both parties agree that they shall settle payable amounts within 30 days after three months following relevant settlement period. Party B shall deliver a settlement bill to Party A’s financial management center by the end of each month.
The form of the settlement bill is attached hereto.
VIII. Agreement Amendment:
If either party hereto requests to amend this agreement, it shall notify the other party in writing, and the other party shall respond within one week. All amendments of this agreement must be made in writing by both parties, and such amendments shall be deemed as inseverable parts of this agreement.

IX. Rights of Both Parties to Terminate this Agreement Unilaterally:
If any of the following circumstances occurs, Party A is entitled to terminate this agreement unilaterally without any liability for breach of contract:
1.	Party B becomes a franchisee for any other product that competes with Party A in the franchised area during the term of this agreement without Party A’s consent;
2.	Party B fails to comply with relevant state or industrial laws or regulations, resulting in damages to Party A’s products and goodwill;
3.	Party B engages in any form of counterfeit activities with respect to Party A’s products;
4.	Party B fails to provide after-sales service and technical support to product users in accordance with Party A’s service standards and service contents, which results in complaints by a large number of users.
If any of the following circumstances occurs, Party B is entitled to terminate this agreement unilaterally without any liability for breach of contract:
1.	Party A develops new franchisees within Party B’s franchised area during the term of this agreement without Party B’s consent;
2.	Party A refuses to provide product-related marketing and training materials or product-related technical training to Party B.
X. Termination of Agreement:
This agreement is automatically terminated upon the occurrence of any of the following circumstances:
1.	Expiration of this agreement;
2.	Mutual consent by the parties during the term of this agreement;
3.	Failure by the parties to reach an agreement in the event that either party makes a request to amend this agreement, which makes the further performance of this agreement impossible.
XI. Renewal of Agreement:
The parties shall notify the other party in writing of its intention whether to renew this agreement at least 30 days prior to the expiration hereof. This agreement may be renewed upon the parties’ mutual consent. If either party fails to notify the other party prior to expiration, such party shall be deemed to have agreed on the termination hereof, and the other party shall be entitled to take any action without assuming any liability for breach of contract.

XII. Force Majeure:
A force majeure event means an event that both parties could not foresee when they entered into this agreement, and the occurrence and consequences of which cannot be prevented or overcome by the parties.
If it is impossible for either party to perform this agreement due to a force majeure event, it shall promptly notify the other party of the reasons why it is impossible to perform this agreement or it needs to delay its performance or perform part of this agreement, and it shall provide legally valid supporting documents. Through consultation by both parties, the parties may approve a delay of the performance, a partial performance or a waiver of performance, and part or all of the liabilities for breach of contract may be exempted, if agreed by the parties. If a force majeure event occurs after either party’s delayed performance, such party may not be exempted from all liabilities for breach of contract.
XIII. Liability for Breach of Contract:
1.	If the parties can not continue the performance of this agreement due to either party’s breach, the breaching party shall pay the other party liquidated damages equal to 10% of all amounts payable during the performance of this agreement.
2.	If Party B fails to settle with Party A within the time limit as set forth herein, Party B shall pay a late penalty to Party A, calculated at the bank lending interest rate for such overdue period. The calculation shall be made according to the amount of the late payment and related period.
XIV. Dispute Resolution:
Any dispute arising from this agreement shall be first settled through friendly negotiation. If the parties fail to reach an agreement after negotiation, either party may bring a lawsuit to Beijing Fengtai District People’s Court to settle such dispute by litigation.
XV. Matters not covered by this agreement shall be settled through consultation by both parties and confirmed by a written agreement by the parties attached hereto. Such attachments shall be an inseverable part of this agreement and have the same force and effect as this agreement.
This agreement shall be executed in four counterparts. Either party shall hold two counterparts with each counterpart having the same force and effect. This agreement shall take effect upon the parties’ execution with their corporate seals affixed to this agreement.

(Signature Page)
Party A:
Beijing Ninetowns Network and Software Co., Ltd.
[Seal]
Date: August 1, 2008
Party B:
Guangzhou Ninetowns Wang Li Software Co., Ltd.
[Seal]
Date: August 1, 2008